Terex Reports Third Quarter 2025 Results

•Sales of $1.4 billion and operating margin of 10.1% and 12.1% as adjusted1
•EPS of $0.98 and adjusted1 EPS of $1.50
•Free Cash Flow of $130 million, cash conversion of 200%
•Maintaining full-year adjusted1 EPS outlook of $4.70 to $5.10

Norwalk, CT, October 30, 2025 -- Terex Corporation (NYSE: TEX), a global industrial equipment manufacturer of materials processing machinery, waste and recycling solutions, mobile elevating work platforms, and equipment for the electric utility industry, today announced its results for the third quarter 2025.

CEO Commentary
“We continue to deliver solid financial performance. Environmental Solutions ("ES") continued to grow and achieve strong margins in line with our expectations. Materials Processing ("MP") executed in line with our expectations in spite of challenging conditions in some of its markets and Aerials achieved modestly better than expected operating margins," said Simon Meester, Terex President and Chief Executive Officer. "Our ability to hold our outlook for the entire year, given the turbulent macro environment, market headwinds and changes in tariffs, is a testament to the growing resiliency of the Terex portfolio, and the commitment, dedication and skill of our team."

Third Quarter Operational and Financial Highlights
•Bookings of $1 billion grew 57% year over year on a pro forma basis and reflects a book-to-bill of 72%, consistent with historical seasonal booking patterns.
•Net sales of $1.4 billion were 14.4% higher than the third quarter of 2024. Excluding ESG, our legacy revenue declined by 8.2% year over year in line with our expectation driven by lower demand in Aerials and MP.
•Operating profit was $140 million, or 10.1% of net sales, compared to $122 million, or 10.1% of net sales in the prior year. Adjusted1 operating profit was $168 million, or 12.1% of net sales for the third quarter of 2025, compared to $127 million, or 10.5% of net sales in the prior year. The year-over-year change was primarily due to the addition of ESG partially offset by lower operating performance in Aerials and MP.
•Net income was $65 million, or $0.98 per share, compared to $88 million, or $1.31 per share, in the third quarter of 2024. The current quarter included a favorable impact from a discrete item in Aerials of approximately $18 million, or $0.21 per share. Adjusted1 net income was $100 million, or $1.50 per share for the third quarter of 2025, compared to $98 million, or $1.46 per share, in the third quarter of 2024.
•Return on invested capital of 11.9% continues to exceed our cost of capital.

Business Segment Review

Aerials
•Net sales of $537 million were down 13.2% or $82 million year over year, primary due to lower volume in North America as rental customers deployed less capex, focusing primarily on replacement requirements.
•Operating profit of $45 million, or 8.4% of net sales, was down from $63 million, or 10.2% of net sales, in the prior year. Adjusted1 operating profit was $50 million, or 9.2% of net sales for the third quarter of 2025, compared to $65 million, or 10.5% of net sales in the prior year. The change was primarily due to lower sales volume, unfavorable mix and tariffs, partially offset by a discrete item of approximately $18 million pertaining to the release of a customs-related contingency and cost reduction actions.

Materials Processing
•Net sales of $417 million were down 6.1% or $27 million year over year in line with expectations, primarily due to lower volume in our North America concrete business.
•Operating profit was $52 million, or 12.5% of net sales, compared to $56 million, or 12.6% of net sales, in the prior year. Adjusted1 operating profit was $51 million, or 12.4% of net sales for the third quarter of 2025, compared to $59 million, or 13.3% of net sales in the prior year. The change was primarily due to lower sales volume, partially offset by cost reduction actions.

Environmental Solutions
•Net sales of $435 million were up 13.6% on a pro forma basis compared to Q3 2024, driven by strong throughput and delivery of refuse collection vehicles (RCVs).
•Operating profit was $58 million or 13.3% of net sales. Adjusted1 operating profit was $79 million or 18.3% of net sales for the third quarter of 2025, a 160 basis point improvement over the pro forma results in Q3 20242, reflecting continued margin improvements in both ESG and Terex Utilities.

Strong Liquidity
•Strong free cash flow generation of $130 million, up from $88 million in the prior year period, representing a cash conversion rate of 200%.
•As of September 30, 2025, liquidity (cash and availability under our revolving line of credit) was $1.3 billion.
•During the third quarter of 2025, Terex deployed $24 million in capital expenditures and investments to support future business growth and operational improvements.
•Through September 30, 2025, Terex has returned $87 million to shareholders through dividends and the repurchase of 1.4 million shares of common stock at an average price of $38.74 per share leaving approximately $183 million available for repurchase under our share repurchase programs.

CFO Commentary
"I was very pleased with our strong cash flow generation in Q3, achieving 200% cash conversion in the quarter and 100% year-to-date, which supported continued execution of our differentiated capital allocation strategy, returning value to shareholders while continuing to invest for longer-term organic growth” commented Jennifer Kong-Picarello, Senior Vice President and Chief Financial Officer. "Looking ahead, bookings across the company have returned to normal seasonal patterns with year-over-year pro forma growth of 57% and healthy backlog supports our Q4 sales outlook. We expect higher tariff-related costs in Q4 largely due to the expanded scope of the 232 steel and aluminum tariff that was announced in mid-August. We now expect the full year net unfavorable impact of tariffs on EPS to be approximately $0.70. Assuming that tariffs broadly remain at current rates, we continue to maintain our full year EPS outlook of $4.70 to $5.10."

Full-Year 2025 Outlook
(in millions, except per share data)

Terex Outlook[3,7,8,9,11]
Net Sales[10]	$5,300 - $5,500
Segment Operating Margin[1,5]	~12%
EBITDA[1]	~$640
EPS[1,6]	$4.70 - $5.10
Free Cash Flow[1,4]	$300 - $350
FCF Conversion[1]	>120%

Segment Net Sales Outlook[5]
	Prior Year Baseline	2025
Aerials	$2,410	(LDD)
Materials Processing	$1,902	(HSD)
Environmental Solutions[2]	$1,500	LDD
(LDD) = down low double-digits
(HSD) = down high single-digits
LDD = up low double-digits

Non-GAAP Measures and Other Items

Results of operations reflect continuing operations. All per share amounts are on a fully diluted basis.  A comprehensive review of the quarterly financial performance is contained in the presentation that will accompany the Company’s earnings conference call.

In this press release, Terex refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. Management believes that presenting these non-GAAP financial measures provide investors with additional analytical tools which are useful in evaluating our operating results and the ongoing performance of our underlying businesses because they (i) provide meaningful supplemental information regarding financial performance by excluding impact of one-time items and other items affecting comparability between periods, (ii) permit investors to view performance using the same tools that management uses to budget, make operating and strategic decisions, and evaluate our core operating performance across periods, and (iii) otherwise provide supplemental information that may be useful to investors in evaluating our financial results. We do not, nor do we suggest that investors, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

The Glossary at the end of this press release contains further details about this subject.

Conference call

The Company has scheduled a conference call to review the financial results on Thursday, October 30, 2025 beginning at 8:30 a.m. ET. Simon A. Meester, President and CEO, and Jennifer Kong-Picarello, Senior Vice President and Chief Financial Officer, will host the call. A simultaneous webcast of this call can be accessed at https://investors.terex.com. Participants are encouraged to access the call 15 minutes prior to the starting time. The call will also be archived in the Event Archive at https://investors.terex.com.

1 Presented as Adjusted. Refer to the appendix for definitions and/or reconciliations.
2 No adjustments applicable for prior year figures. Comparisons to the prior year period refer to pro forma results in Q3 2024, which include the third quarter results of the ESG business, which have been prepared to give effect to the acquisition of the ESG business had it occurred on January 1, 2024.
3 Excludes the impact of potential future acquisitions, divestitures, restructuring, tariffs, trade policies and other unusual items.
4 Capital expenditures, net of proceeds from sale of capital assets ~$120 million.
5 Excludes Corp & Other OP of ~($75) million.
6 Share Count ~66 million.
7 Depreciation / Amortization of ~$160M, inclusive of ~$80M pertaining to purchase price accounting.
8 Interest / Other Expense ~$170M.
9 Tax Rate ~17.5%.
10 Legacy sales expected to decline by 8%-12% vs. 2024.
11 Outlook assumes that tariffs broadly remain at current rates and reasonable deals are made with key countries.

Forward-Looking Statements

Certain information in this press release includes forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”) and the Private Securities Litigation Reform Act of 1995) regarding future events or our future financial performance that involve certain contingencies and uncertainties, including those discussed in our Annual Report on Form 10-K for the year ended December 31, 2024, and subsequent reports we file with the U.S. Securities and Exchange Commission from time to time, in the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Contingencies and Uncertainties.” In addition, when included in this press release, the words “may,” “expects,” “should,” “intends,” “anticipates,” “believes,” “plans,” “projects,” “estimates,” “will” and the negatives thereof and analogous or similar expressions are intended to identify forward-looking statements. However, the absence of these words does not mean that the statement is not forward-looking. We have based these forward-looking statements on current expectations and projections about future events. These statements are not guarantees of future performance. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those reflected in such forward-looking statements. Such risks and uncertainties, many of which are beyond our control, include, among others:
•the imposition of new, postponed or increased international tariffs;
•our business is sensitive to general economic conditions, government spending priorities and the cyclical nature of markets we serve;
•we have a significant amount of debt outstanding and need to comply with covenants contained in our debt agreements;
•our ability to generate sufficient cash flow to service our debt obligations and operate our business;
•our ability to access the capital markets to raise funds and provide liquidity;
•our consolidated financial results are reported in United States (“U.S.”) dollars while certain assets and other reported items are denominated in the currencies of other countries, creating currency exchange and translation risk;
•the financial condition of customers and their continued access to capital;
•exposure from providing credit support for some of our customers;
•we may experience losses in excess of recorded reserves;
•we may be unable to successfully integrate acquired businesses, including the Environmental Solutions Group business;
•we may not realize expected benefits for any acquired businesses within the timeframe anticipated or at all;
•our ability to successfully implement our strategy and the actual results derived from such strategy;
•our industry is highly competitive and subject to pricing pressure;
•our operations are subject to a number of potential risks that arise from operating a multinational business, including political and economic instability and compliance with changing regulatory environments;
•changes in the availability and price of certain materials and components, which may result in supply chain disruptions;
•consolidation within our customer base and suppliers;
•our business may suffer if our equipment fails to perform as expected;
•a material disruption to one of our significant facilities;
•increased cybersecurity threats and more sophisticated computer crime;
•issues related to the development, deployment and use of artificial intelligence technologies in our business operations, information systems, products and services;
•increased regulatory focus on privacy and data security issues and expanding laws;
•litigation, product liability claims and other liabilities;
•our compliance with environmental regulations and failure to meet sustainability requirements or expectations;
•our compliance with the U.S. Foreign Corrupt Practices Act and similar worldwide anti-corruption laws;
•our ability to comply with an injunction and related obligations imposed by the U.S. Securities and Exchange Commission (“SEC”);
•our ability to attract, develop, engage and retain qualified team members;
•possible work stoppages and other labor matters; and
•other factors.

Actual events or our actual future results may differ materially from any forward-looking statement due to these and other risks, uncertainties and material factors. The forward-looking statements contained herein speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained in this press release to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

About Terex
Terex Corporation is a global industrial equipment manufacturer of materials processing machinery, waste and recycling solutions, mobile elevating work platforms (MEWPs), and equipment for the electric utility industry. We design, build, and support products used in maintenance, manufacturing, energy, waste and recycling, minerals and materials management, construction, and the entertainment industry. We provide lifecycle support to our customers through our global parts and services organization, and offer complementary digital solutions, designed to help our customers maximize their return on their investment. Certain Terex products and solutions enable customers to reduce their impact on the environment including electric and hybrid offerings that deliver quiet and emission-free performance, products that support renewable energy, and products that aid in the recovery of useful materials from various types of waste. Our products are manufactured in North America, Europe, and Asia Pacific and sold worldwide.

Contact Information
Derek Everitt
VP Investor Relations
Email: InvestorRelations@Terex.com

TEREX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(unaudited)
(in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2025	2024	2025	2024
Net sales	$1,387	$1,212	$4,103	$3,886
Cost of goods sold	(1,105)	(967)	(3,300)	(3,015)
Gross profit	282	245	803	871
Selling, general and administrative expenses	(142)	(123)	(465)	(398)
Operating profit	140	122	338	473
Other income (expense)
Interest income	3	3	7	9
Interest expense	(45)	(13)	(132)	(44)
Other income (expense) – net	(4)	(13)	(4)	(28)
Income (loss) before income taxes	94	99	209	410
(Provision for) benefit from income taxes	(29)	(11)	(51)	(73)
Net income (loss)	65	88	158	337
Earnings (loss) per share:
Basic	$0.99	$1.32	$2.40	$5.03
Diluted	$0.98	$1.31	$2.38	$4.98
Weighted average number of shares outstanding in per share calculation
Basic	65.6	66.9	65.9	67.0
Diluted	66.2	67.4	66.4	67.7

TEREX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(unaudited)
(in millions, except par value)

	September 30, 2025	December 31, 2024

Assets
Current assets
Cash and cash equivalents	$509	$388
Other current assets	2,234	1,932
Total current assets	2,743	2,320
Non-current assets
Property, plant and equipment – net	738	714
Other non-current assets	2,685	2,696
Total non-current assets	3,423	3,410
Total assets	$6,166	$5,730

Liabilities and Stockholders’ Equity
Current liabilities
Current portion of long-term debt	$13	$4
Other current liabilities	1,262	1,069
Total current liabilities	1,275	1,073
Non-current liabilities
Long-term debt, less current portion	2,580	2,580
Other non-current liabilities	294	245
Total non-current liabilities	2,874	2,825
Total liabilities	4,149	3,898

Total stockholders’ equity	2,017	1,832
Total liabilities and stockholders’ equity	$6,166	$5,730

TEREX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited)
(in millions)

	Nine Months Ended September 30,
	2025	2024
Operating Activities
Net income (loss)	$158	$337
Depreciation and amortization	120	45
Changes in operating assets and liabilities and non-cash charges	(43)	(233)
Net cash provided by (used in) operating activities	235	149
Investing Activities
Capital expenditures	(84)	(88)
Other investing activities, net	40	8
Net cash provided by (used in) investing activities	(44)	(80)
Financing Activities
Net cash provided by (used in) financing activities	(98)	(88)
Effect of exchange rate changes on cash and cash equivalents	28	—
Net increase (decrease) in cash and cash equivalents	121	(19)
Cash and cash equivalents at beginning of period	388	371
Cash and cash equivalents at end of period	$509	$352

TEREX CORPORATION AND SUBSIDIARIES
SEGMENT RESULTS DISCLOSURE
(unaudited)
(in millions)

	Q3				Year to Date
	2025[1]		2024[2]		2025[1]		2024[2]
		% of		% of		% of		% of
		Net Sales		Net Sales		Net Sales		Net Sales
Consolidated
Net sales	$1,387		$1,212		$4,103		$3,886
Operating profit	$140	10.1%	$122	10.1%	$338	8.2%	$473	12.2%

Aerials
Net sales	$537		$619		$1,594		$1,974
Operating profit	$45	8.4%	$63	10.2%	$93	5.8%	$270	13.7%

MP
Net sales	$417		$444		$1,253		$1,463
Operating profit	$52	12.5%	$56	12.6%	$137	10.9%	$205	14.0%

ES
Net sales	$435		$151		$1,264		$454
Operating profit	$58	13.3%	$20	13.2%	$175	13.8%	$54	11.9%

Corp and Other / Eliminations
Net sales	$(2)		$(2)		$(8)		$(5)
Operating (loss)	$(15)	*	$(17)	*	$(67)	*	$(56)	*
* Not a meaningful percentage

1 Includes ESG business
2 Does not include ESG business

GLOSSARY

Non-GAAP Measures Definitions

In an effort to provide investors with additional information regarding the Company’s results, Terex refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures which management believes provides useful information to investors. These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. In addition, the Company believes that non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures. Terex believes that this non-GAAP information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Management of Terex uses both GAAP and non-GAAP financial measures to establish internal budgets and targets and to evaluate the Company’s financial performance against such budgets and targets.

The amounts described below are unaudited, are reported in millions of U.S. dollars (except share data and percentages), and are as of or for the period ended September 30, 2025, unless otherwise indicated.

2025 Outlook

The Company's 2025 outlook for segment operating margin, earnings per share, EBITDA and free cash flow conversion are non-GAAP financial measures because they exclude the impact of potential future acquisitions, divestitures, restructuring, tariffs, trade policies and other unusual items. The Company is not able to reconcile these forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures without unreasonable efforts because the Company is unable to predict with a reasonable degree of certainty the exact timing and impact of such items. The unavailable information could have a significant impact on the Company's full-year 2025 GAAP financial results. This forward looking information provides guidance to investors about the Company's 2025 Outlook excluding unusual items that the Company does not believe is reflective of its ongoing operations.

Free Cash Flow
The Company calculates non-GAAP measures of free cash flow and free cash flow conversion. The Company defines free cash flow as Net cash provided by (used in) operating activities less Capital expenditures, net of proceeds from sale of capital assets and free cash flow conversion as free cash flow divided by GAAP net income. The Company believes that these measures provide management and investors further useful information on cash generation or use in our primary operations and the efficiency with which the Company converts earnings into cash. The following table reconciles Net cash provided by (used in) operating activities to free cash flow (in millions) and free cash flow conversion:

	Three Months Ended September 30,		Year Ending December 31,
	2025	2024	2025 Outlook
Net cash provided by (used in) operating activities	$154	$117	$445
Capital expenditures, net of proceeds from sale of capital assets	(24)	(29)	(120)
Free cash flow (use)	$130	$88	$325

Net income (loss)	65	88
Free cash flow conversion	200%	100%

Note: 2025 Outlook free cash flow represents the mid-point of the range

GAAP to Non-GAAP Reconciliation: Q3 2025

	Q3 2025 GAAP	Restructuring and Other	Deal Related	Purchase Price Accounting	Equity Security Related	Tax	Q3 2025 Adjusted (non-GAAP)
Net Sales	$1,387	—	—	—	—	—	$1,387
Gross Profit	282	3	—	20	—	—	305
% of Sales	20.3%						22.0%
SG&A	(142)	2	3	—	—	—	(137)
% of Sales	(10.2%)						(9.9%)
Operating Profit	140	5	3	20	—	—	168
Operating Margin	10.1%						12.1%
Net Interest Income (Expense)	(42)	—	—	—	—	—	(42)
Other Income (Expense) - net	(4)	—	1	—	1	—	(2)
Income (Loss) Before Income Taxes	94	5	4	20	1	—	124
(Provision for) Benefit from Income Taxes	(29)	(1)	(1)	(4)	—	11	(24)
Effective Tax Rate	31.4%						19.9%
Net Income (Loss)	$65	4	3	16	1	11	$100
Earnings (Loss) per Share	$0.98	$0.06	0.04	0.24	0.01	0.17	$1.50

GAAP to Non-GAAP Reconciliation: YTD Q3 2025

	YTD Q3 2025 GAAP	Restructuring and Other[1]	Deal Related	Purchase Price Accounting	Litigation Related	Equity Security Related	Tax	YTD Q3 2025 Adjusted (non-GAAP)
Net Sales	$4,103	—	—	—	—	—	—	$4,103
Gross Profit	803	11	—	61	—	—	—	875
% of Sales	19.6%							21.3%
SG&A	(465)	11	11	1	10	—	—	(432)
% of Sales	(11.3%)							(10.5%)
Operating Profit	338	22	11	62	10	—	—	443
Operating Margin	8.2%							10.8%
Net Interest Income (Expense)	(125)	—	—	—	—	—	—	(125)
Other Income (Expense) - net	(4)	—	3	—	—	(3)	—	(4)
Income (Loss) Before Income Taxes	209	22	14	62	10	(3)	—	314
(Provision for) Benefit from Income Taxes	(51)	(5)	(4)	(13)	(2)	1	13	(61)
Effective Tax Rate	24.5%							19.7%
Net Income (Loss)	$158	17	10	49	8	(2)	13	$253
Earnings (Loss) per Share	$2.38	0.26	0.15	0.74	0.12	(0.04)	0.20	$3.81

1Includes previously disclosed adjustments in Q1 2025 pertaining to Accelerated vesting / Severance and Tariff related activity

GAAP to Non-GAAP Reconciliation: Q3 2024

	Q3 2024 GAAP	Accelerated Vesting / Severance	Deal Related	Q3 2024 Adjusted (non-GAAP)
Net Sales	$1,212	—	—	$1,212
Gross Profit	245	4	—	249
% of Sales	20.2%			20.5%
SG&A	(123)	1	—	(122)
% of Sales	(10.1%)			(10.1%)
Operating Profit	122	5	—	127
Operating Margin	10.1%			10.5%
Net Interest Income (Expense)	(10)	—	—	(10)
Other Income (Expense) - net	(13)	—	8	(5)
Income (Loss) Before Income Taxes	99	5	8	112
(Provision for) Benefit from Income Taxes	(11)	(1)	(2)	(14)
Effective Tax Rate	11.1%			12.5%
Net Income (Loss)	$88	4	6	$98
Earnings (Loss) per Share	$1.31	0.06	0.09	$1.46

GAAP to Non-GAAP Reconciliation: YTD Q3 2024

	YTD Q3 2024 GAAP	Accelerated Vesting / Severance	Deal Related	Mark-to-Market	YTD Q3 2024 Adjusted (non-GAAP)
Net Sales	$3,886	—	—	—	$3,886
Gross Profit	871	5	—	—	876
% of Sales	22.4%				22.5%
SG&A	(398)	6	—	—	(392)
% of Sales	(10.2%)				(10.1%)
Operating Profit	473	11	—	—	484
Operating Margin	12.2%				12.5%
Net Interest Income (Expense)	(35)	—	—	—	(35)
Other Income (Expense) - net	(28)	—	10	9	(9)
Income (Loss) Before Income Taxes	410	11	10	9	440
(Provision for) Benefit from Income Taxes	(73)	(2)	(2)	(3)	(80)
Effective Tax Rate	17.8%				18.2%
Net Income (Loss)	$337	9	8	6	$360
Earnings (Loss) per Share	$4.98	0.13	0.12	0.09	$5.32

Segment Operating Profit and Adjusted Operating Profit: Q3 2025 and 2024

	Three Months Ended September 30,
	2025			2024
	Aerials	MP	ES1	Aerials	MP	ES2
Operating Profit	$45	$52	$58	$63	$56	$20
Restructuring and Other	5	(1)	1	2	3	—
Purchase Price Accounting	—	—	20	—	—	—
Adjusted Operating Profit	$50	$51	$79	$65	$59	$20

Net Sales	$537	$417	$435	$619	$444	$151
OP Margin %	8.4%	12.5%	13.3%	10.2%	12.6%	13.2%
Adjusted OP Margin %	9.2%	12.4%	18.3%	10.5%	13.3%	13.2%

1 Includes ESG business
2 Does not include ESG business

Segment Operating Profit and Adjusted Operating Profit: YTD Q3 2025 and 2024

	Nine Months Ended September 30,
	2025			2024
	Aerials	MP	ES1	Aerials	MP	ES2
Operating Profit	$93	$137	$175	$270	$205	$54
Restructuring and Other	9	10	1	3	4	—
Purchase Price Accounting	—	—	62	—	—	—
Litigation Related	10	—	—	—	—	—
Adjusted Operating Profit	$112	$147	$238	$273	$209	$54

Net Sales	$1,594	$1,253	$1,264	$1,974	$1,463	$454
OP Margin %	5.8%	10.9%	13.8%	13.7%	14.0%	11.9%
Adjusted OP Margin %	7.0%	11.8%	18.9%	13.8%	14.3%	11.9%

1 Includes ESG business
2 Does not include ESG business

ROIC
ROIC and other Non-GAAP Measures (as calculated below) assist in showing how effectively we utilize capital invested in our operations. ROIC is determined by dividing the sum of NOPAT for each of the previous four quarters by the average of Debt less Cash and cash equivalents plus Stockholders’ equity for the previous five quarters. NOPAT for each quarter is calculated by multiplying Operating profit by one minus the annualized effective tax rate as adjusted. Debt is calculated using amounts for Current portion of long-term debt plus Long-term debt, less current portion. We calculate ROIC using the last four quarters’ NOPAT as this represents the most recent 12-month period at any given point of determination. In order for the denominator of the ROIC ratio to properly match the operational period reflected in the numerator, we include the average of five quarters’ ending balance sheet amounts so that the denominator includes the average of the opening through ending balances (on a quarterly basis) thereby providing, over the same time period as the numerator, four quarters of average invested capital.

In the calculation of ROIC, we adjust operating profit, effective tax rate, and stockholders' equity to remove the effects of the impact of certain transactions in order to create a measure that is more useful to understanding our operating results and the ongoing performance of our underlying business excluding the impact of unusual items as shown in the tables below. Our management and Board of Directors use ROIC as one measure to assess operational performance, including in connection with certain compensation programs. We use ROIC as a metric because we believe it measures how effectively we invest our capital and provides a better measure to compare ourselves to peer companies to assist in assessing how we drive operational improvement. We believe ROIC measures return on the amount of capital invested in our businesses and is an accurate and descriptive measure of our performance. We also believe adding Debt less Cash and cash equivalents to Stockholders’ equity provides a better comparison across similar businesses regarding total capitalization, and ROIC highlights the level of value creation as a percentage of capital invested. As the tables below show, our ROIC at September 30, 2025 was 11.9%.

Amounts described below are reported in millions, except for the annualized effective tax rate as adjusted. Amounts are as of and for the three months ended for the periods referenced in the tables below.

	Sep '25	Jun '25	Mar '25	Dec '24	Sep '24
Annualized effective tax rate as adjusted(1)	15.6%	15.6%	15.6%	15.6%
Operating profit as adjusted	$168	$164	$111	$97
Multiplied by: 1 minus annualized effective tax rate as adjusted	84.4%	84.4%	84.4%	84.4%
Net operating profit after tax as adjusted	$142	$138	$94	$82
Debt	$2,593	$2,593	$2,586	$2,584	$628
Less: Cash and cash equivalents	(509)	(374)	(298)	(388)	(352)
Debt less Cash and cash equivalents	2,084	2,219	2,288	2,196	276
Stockholders’ equity as adjusted	2,166	2,088	1,941	1,893	1,968
Debt less Cash and cash equivalents plus Stockholders’ equity as adjusted	$4,250	$4,307	$4,229	$4,089	$2,244

(1) The annualized effective tax rate as adjusted for each 2024 period represents the adjusted full-year 2024 effective tax rate.

September 30, 2025 ROIC	11.9%
NOPAT as adjusted (last 4 quarters)	$456
Average Debt less Cash and cash equivalents plus Stockholders’ equity as adjusted (5 quarters)	$3,824

	Three months ended 9/30/25	Three months ended 6/30/25	Three months ended 3/31/25	Three months ended 12/31/24
Reconciliation of operating profit:
Operating profit as reported	$140	$129	$69	$53
Adjustments:
Restructuring and other	5	12	6	4
Purchase price accounting	20	20	21	38
Deal related	3	3	5	2
Litigation related	—	—	10	—
Operating profit as adjusted	$168	$164	$111	$97

	As of 9/30/25	As of 6/30/25	As of 3/31/25	As of 12/31/24	As of 9/30/24
Reconciliation of Stockholders’ equity:
Stockholders’ equity as reported	$2,017	$1,965	$1,844	$1,832	$1,957
Effects of adjustments, net of tax:
Restructuring and other	27	23	13	8	4
Purchase price accounting	84	67	50	32	—
Deal related	26	22	19	14	—
Litigation related	8	8	8	—	—
Equity security related	4	3	7	7	7
Stockholders’ equity as adjusted	$2,166	$2,088	$1,941	$1,893	$1,968

Nine Months Ended September 30, 2025	Income (loss) before income taxes	(Provision for) benefit from income taxes	Income tax rate
Reconciliation of annualized effective tax rate:
As reported	$209	$(51)	24.5%
Effect of adjustments:
Restructuring and other	22	(5)
Purchase price accounting	62	(13)
Deal related	14	(4)
Equity security related	(3)	1
Litigation related	10	(2)
Tax related benefit(1)	—	13
Tax related to full-year effective tax rate expectation	—	6
Tax related to Swiss deferred tax asset	—	6
As adjusted	$314	$(49)	15.6%
(1) The amount represents tax benefit arising from foreign tax legislative changes, in addition to tax planning associated with restructuring activity.